Prospectus Supplement No. 1, dated July 7, 2000, to Prospectus, dated June 30, 2000.	Rule 424(c) File No. 333-33242

ALLIANCE PHARMACEUTICAL CORP.

Common Stock

        This prospectus supplement relates to the public offering of shares of our common stock by the selling shareholders named in the prospectus referenced above.

         The Selling Shareholder Table is modified to correct the names of two selling shareholders. The correct names of the selling shareholders are Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. and not Brown Simpson Strategic Value Fund, Ltd. and Brown Simpson Strategic Value Fund, L.P.